THIRD AMENDMENT TO LEASE
[Nexus Canyon Park LLC / Acucela Inc.]

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is effective as of November 9, 2016 (“Effective Date”) by and between NEXUS CANYON PARK LLC, a Delaware limited liability company, and ACUCELA INC., a Washington corporation, “Landlord” and “Tenant”, respectively, under that certain Lease dated February 13, 2006 as Amended by a First Amendment to Lease dated August 15, 2011 and a Second Amendment to Lease dated September 1, 2014 (as amended, the “Lease”) for the Premises described in Section 1.1 of the Lease, consisting of approximately 17,488 square feet of Rentable Area designated as Suite 120 in the Building located at 21720 23rd Drive S.E., Bothell, Washington, on real property legally described as Tract 21-B of Canyon Park Business Center Binding Site Plan recorded under Recording No. 9708195005, records of Snohomish County, Washington, being a portion of the Northwest Quarter of Section 29, Township 27 North, Range 5 East, W.M.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Lease is hereby further amended as follows:

1.    Extended Expiration Date. Sections 2.1.7(b) and 3.2 of the Lease are amended to extend the Term Expiration Date from February 28, 2017 to February 28, 2020.

2.    Basic Annual Rent. Sections 2.1.4, 2.1.5 and 5.1 of the Lease are amended to provide that commencing on March 1, 2017, Basic Annual Rent shall be $393,480.00, payable in equal monthly installments of $32,790.00, subject to adjustment pursuant to Section 6.1 of the Lease as amended by this Third Amendment. Notwithstanding the foregoing, Basic Annual Rent (but not Operating Expenses) shall be abated during the month of March, 2017.

3.    Annual Increases in Basic Annual Rent. Section 6.1 of the Lease is amended to read as follows: “On March 1, 2018, and on the first day of each March thereafter, the Basic Annual Rent then in effect shall be increased by three percent (3%) so long as this Lease continues in effect, including during any extension term pursuant to Section 4 below.”

4.    Option to Extend Term. Section 40 of the Lease, as most recently amended by Section 6 of the Second Amendment to Lease, is deleted in its entirety and the following substituted therefore:

4.1    Landlord grants to Tenant the right to extend the term of the Lease for one (1) two (2) year period under the same terms and conditions existing in the Lease except as set forth in this Section 4. Tenant shall exercise such right to extend the term of the Lease by written notice to Landlord given no earlier than eighteen (18) months and no later than twelve (12) months prior to the end of the term of the Lease as extended by Section 1 of this Third Amendment.

4.2    Basic Annual Rent shall be increased by 3% on the first day of the extension term and each March 1st thereafter during the Extension Term.

4.7    Tenant shall not have the right to exercise the option to extend the term, notwithstanding anything set forth above to the contrary: (a) during any time period in which Tenant is in default of a material provision of this Lease beyond any applicable cure period, or (b) after the expiration or earlier termination of this Lease. The period of time within which the option to extend may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise the option because of the foregoing provisions.

4.8    The extension rights granted herein are personal to Tenant and may not be assigned by Tenant to an assignee of the Lease permitted or approved pursuant to Article 25 or to any other person or entity, and in no event are assignable separate and apart from this Lease.

4.9     Basic Annual Rent during the extension period shall continue to increase on the first day of the extension term and the first day of each March thereafter pursuant to Section 6.1 of the Lease as amended by this Third Amendment.

4.10    Landlord will provide Tenant with an additional Tenant Improvement Allowance at the commencement of the extension term of $34,976.00 to be used in accordance with and subject to the terms of Article 4 of the Lease; provided, the Tenant Improvement Allowance may only be used for design, permitting and out-of-pocket construction costs of Tenant Improvements, including any amounts paid to architects, engineers, project coordinators, construction consultants and similar consultants, but excluding furniture, fixtures and equipment (other than those used to repair or upgrade building mechanical systems) and telephone and data cabling and equipment. Landlord will pay such allowance to Tenant within 20 days of receipt from Tenant of evidence of completion of and payment for such improvements, including copies of invoices, cancelled checks, and lien releases.

5.    Shared Systems. Landlord and Tenant understand that certain components of the mechanical infrastructure serving the Premises, such as portions of the HVAC system and compressed air system, are shared with the currently unoccupied Suite 100. As part of any lease negotiation for Suite 100, Landlord will make commercially reasonable efforts to make sure that the mechanical needs of any potential tenant for Suite 100 will not interfere with Tenant’s pro rata share of the existing mechanical system capacities, and will expand such systems at no cost to Tenant if required by any such outsized requirements of the Suite 100 tenant, as part of any lease agreement for the Suite 100 space.

6.    Brokers. Landlord and Tenant represent and warrant one to the other that there have been no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment other than Flinn Ferguson, which represented Tenant and whose commission shall be paid by Landlord. Landlord and Tenant shall each indemnify, defend protect and hold harmless the other from any claim of any other broker as a result of any act or agreement of the indemnitor.

In all other respects, the Lease as amended by the First and Second Amendments shall remain in full force and effect.

Terms with an initial capital letter not defined in this Third Amendment shall have the meanings given them in the Lease.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Lease as of the date first written above.

LANDLORD:

NEXUS CANYON PARK LLC
a Delaware limited liability company

By:    Canyon Nexus, Inc.
a California corporation
its Manager

By:     /s/ Michael J Reidy
Michael J. Reidy
Chief Executive Officer

TENANT:

ACUCELA INC.
A Washington corporation

By:     /s/ John Gebhart
Name: John Gebhart
Title:     CFO

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not to the truthfulness, accuracy, or validity of the document

STATE OF CALIFORNIA        )
)
COUNTY OF SAN DIEGO        )

On January 4th, 2017 before me, Geraldine L Stewart, Notary Public, personally appeared MICHAEL J. REIDY, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY of PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature:     /s/ Geraldine L. Stewart              (Seal or Stamp)

STATE OF WASHINGTON        )
)
COUNTY OF SNOHOMISH        )

I certify that I know or have satisfactory evidence that John Gebhart is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the CFO of Acucela, Inc. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
Dated:     December 12, 2016

Signature:	/s/ Trudy A Bean
Title: Executive Assistant
My appointment expires 2/29/2020